EXHIBIT 99.1

Tandy Brands Accessories, Inc.	Investor Relations:
J.S.B. Jenkins	Integrated Corporate Relations
President/Chief Executive Officer	Bill Zima (203) 682-8200
(817) 548-0090	Media Relations:
britt_jenkins@tandybrands.com	Monarch Communications, Inc.
Jeff Siegel (516) 569-4271
TANDY BRANDS ACCESSORIES REPORTS THIRD QUARTER 2006 RESULTS
— Records Restructuring Charge of $7.1 Million —
— Amends Credit Facility —
— Declares 12th Consecutive Quarterly Dividend –
ARLINGTON, TX, April 26, 2006 – Tandy Brands Accessories, Inc. (Nasdaq NM:TBAC) today announced financial results for the third quarter ended March 31, 2006.
For the third quarter of fiscal 2006, net sales increased 3.4% to $45.4 million compared to $43.9 million for the same period last year. The Company reported a net loss of $5.9 million, or ($0.89) per diluted share, compared to a net loss of $1.0 million, or ($0.16) per diluted share, in the prior year’s third quarter.
During the third quarter, the Company recorded a pre-tax restructuring charge of $7.1 million, or $0.67 per diluted share, net of tax, due to the write down of inventory and packaging costs associated with the discontinuation of certain product lines in the women’s division and payroll related costs associated with staff reductions. Also, operating results were negatively impacted by a major customer’s decision to reduce its level of inventory, which lowered quarterly sales by $3 million in the men’s division.
J.S.B. Jenkins, President and Chief Executive Officer commented, “We have been taking aggressive steps to improve the overall performance in our women’s accessories business. After carefully evaluating the contributions from each of the product categories, we decided to exit several non-productive areas, including socks, cold weather accessories, fashion scarves, evening bags and all children’s accessories with the exception of belts. We anticipate that this will reduce annual company revenues by approximately $30 million, but should improve our margin performance, selling, general and administrative expenses and overall profitability going forward.”
Mr. Jenkins continued, “We are well positioned to concentrate on our four best performing categories in the women’s business which are belts, wallets, handbags and gift accessories. We will develop new business opportunities around these better performing categories and believe there is a strong opportunity to broaden the offering among our department store and mass merchant customer base.”
Mr. Jenkins concluded, “As we move into fiscal 2007, we are more focused on improving core product offerings and profitability for both the men’s and women’s divisions. In our men’s business, the inventory reduction plan by our key retail partner is anticipated to be a one-time event and we anticipate that sales will return to historical levels. We are excited by many of the programs with our key department store and mass merchant customers. The balance sheet remains strong and we continue to reduce our debt. We believe we are well positioned for sales growth and increased profitability in the upcoming fiscal year.”
The Company anticipates full year fiscal 2006 sales to be in the range of $215 to $220 million. Excluding the restructuring charge and the goodwill impairment recorded in the second quarter, full year fiscal 2006 earnings are anticipated to be in the range of $0.22 to $0.29 per diluted share.
On April 19, 2006 the Company amended its credit agreement to ensure covenant compliance with respect to the restructuring.
The Company also reported that the Board of Directors approved a quarterly dividend of $0.0275 per common share that will be payable July 20, 2006, to shareholders of record at the close of business on June 30, 2006.
Conference Call Information
Investors and interested parties will have the opportunity to listen to management’s discussion of Tandy Brands’ third quarter results in a conference call to be held today, Wednesday, April 26, 2006, at 10:00 a.m. ET. The dial-in number for the call is (706) 679-3799. The conference call ID number is 8416766 . For those who are unable to listen to the live broadcast, an audio replay of the call will be available through Wednesday, May 3, 2006, and can be accessed by dialing (706) 645-9291, passcode #8416766. A live webcast of the conference call will also be broadcast at: www.viavid.net.
About Tandy Brands Accessories, Inc.
Tandy Brands Accessories, Inc. designs, manufactures and markets fashion accessories for men, women and children. Key product categories include belts, wallets, handbags, suspenders, neckwear, gifts and sporting goods. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the ROLFS e-commerce web site at www.rolfs.net.
Safe Harbor Language
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the Company’s specific market area. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.
(Tables to follow)

TANDY BRANDS ACCESSORIES, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2006	2005	2006	2005

Net sales	$45,414	$43,905	$180,228	$178,368
Cost of goods sold	30,613	27,839	120,192	112,211
Provision for discontinued product line inventory	6,900	—	6,900	—

Gross margin	7,901	16,066	53,136	66,157

Selling, general and administrative expenses	15,625	16,112	49,999	51,832
Goodwill impairment	—	—	938	—
Depreciation and amortization	1,307	1,393	3,836	3,713

Total operating expenses	16,932	17,505	54,773	55,545

Operating income/(loss)	(9,031)	(1,439)	(1,637)	10,612

Interest expense	(477)	(313)	(1,591)	(971)

Royalty, interest and other income	42	41	139	208

Income/(loss) before income taxes	(9,466)	(1,711)	(3,089)	9,849
Provision/(benefit) for income taxes	(3,545)	(714)	(671)	3,741

Net income/(loss)	$(5,921)	$(997)	$(2,418)	$6,108

Earnings/(loss) per common share	$(0.89)	$(0.16)	$(0.37)	$0.97

Earnings/(loss) per common share-assuming dilution	$(0.89)	$(0.16)	$(0.37)	$0.93

Dividends declared per share	$0.0275	$0.0275	$0.0825	$0.0825

Common shares outstanding	6,619	6,374	6,586	6,317

Common shares outstanding shares-assuming dilution	6,619	6,374	6,586	6,570

TANDY BRANDS ACCESSORIES, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	June 30,
	2006	2005
ASSETS	(Unaudited)	(Unaudited)
Current assets:
Cash and cash equivalents	$2,946	$3,429
Accounts receivable, net	33,367	31,437
Inventories	66,653	67,981
Deferred income taxes	4,638	4,229
Other current assets	1,956	2,359

Total current assets	109,560	109,435

Property, plant and equipment, at cost:
Property and equipment, at cost	38,078	37,742
Accumulated depreciation	(25,243)	(23,896)

Net property, plant and equipment	12,835	13,846

Goodwill, net of accumulated amortization	16,228	17,101
Other intangibles, less amortization	5,844	6,403
Supplemental Executive Retirement Plan assets	—	1,702
Other noncurrent assets	1,909	2,275

TOTAL ASSETS	$146,376	$150,762

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,644	$15,908
Accrued expenses	3,035	6,902

Total current liabilities	15,679	22,810

Notes payable	21,000	16,055
Deferred income taxes	2,323	2,086
Supplemental Executive Retirement Plan liability	1,051	2,926
Other noncurrent liabilities	988	1,455

Total liabilities	41,041	45,332

Stockholders’ equity:
Common stock	6,684	6,573
Additional paid-in capital	31,606	29,597
Cumulative other comprehensive income	659	77
Shares held by Benefit Restoration Plan Trust	(806)	(981)
Retained earnings	67,192	70,164

Total stockholders’ equity	105,335	105,430

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$146,376	$150,762